                                                               EXHIBIT 99.(A)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                       (Including the Associated Rights)
                                      OF
                             CBI INDUSTRIES, INC.
                                      AT
                             $32.00 NET PER SHARE
                                      BY
                             PX ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                                 PRAXAIR, INC.

       THE OFFER  AND WITHDRAWAL RIGHTS WILL EXPIRE AT  12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON MONDAY, DECEMBER 4, 1995,
                      UNLESS THE OFFER IS EXTENDED.

                                ---------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES (AS DEFINED BELOW) THAT WOULD REPRESENT AT LEAST A MA-
 JORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (ii) CBI INDUSTRIES, INC.'S (THE "COMPANY'S") RIGHTS (AS DEFINED BELOW) HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR PX
  ACQUISITION CORP. (THE "PURCHASER") BEING SATISFIED, IN ITS SOLE DISCRE-TION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE SECOND STEP CASH MERGER (AS DEFINED BELOW), (iii)
   THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT AFTER CON-SUMMATION OF THE OFFER, THE RESTRICTIONS CONTAINED IN SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 203 OF THE DGCL") WILL NOT
    APPLY TO THE SECOND STEP CASH MERGER, (iv) THE PURCHASER BEING SATIS-FIED, IN ITS SOLE DISCRETION, THAT NO SUPERMAJORITY VOTE WILL BE RE-QUIRED BY ARTICLES TENTH OR FIFTEENTH OF THE COMPANY'S RESTATED CER-
     TIFICATE OF INCORPORATION, AS AMENDED (THE "RESTATED COMPANY CERTIFI-CATE OF INCORPORATION"), TO APPROVE THE SECOND STEP CASH MERGER OR
     THAT AFTER CONSUMMATION  OF THE OFFER THAT THE PURCHASER WILL OTHER-
      WISE POSSESS SUFFICIENT VOTING POWER TO EFFECT THE SECOND STEP CASH MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY PERSON OTHER THAN THE PURCHASER, AND (v) THE PURCHASER BEING SATISFIED, IN ITS SOLE
       DISCRETION, THAT THE PURCHASER HAS  OBTAINED SUFFICIENT FINANCING
       TO ENABLE IT TO CONSUMMATE THE OFFER AND THE SECOND STEP CASH MERGER. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15 HEREIN.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares (including the associated Rights) should either (i) complete and execute the Letter of Transmittal (or manually executed facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 herein, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents to the Depositary and either deliver the certificates for such shares and, if separate, the certificate(s) representing the associated Rights to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 2 herein or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares and, if applicable, Rights registered in the name of a broker, dealer, bank, trust company or other nominee are urged to contact such broker, dealer, bank, trust company or other nominee if they desire to tender such Shares and, if applicable, Rights so registered. Unless and until the Purchaser declares that the Rights Condition (as defined below) is satisfied, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

  A stockholder who desires to tender Shares and Rights and whose certificates for such Shares (and Rights, if applicable) are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (and Rights, if applicable) by following the procedure for guaranteed delivery set forth in Section 2 herein.

  Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer. Copies of the foregoing will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                                ---------------

                     The Dealer Manager for the Offer is:
                                CS First Boston
November 3, 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION.............................................................    1
THE TENDER OFFER.........................................................    5
 1. Terms of the Offer...................................................    5
 2. Procedure for Tendering Shares and Rights............................    6
 3. Withdrawal Rights....................................................   10
 4. Acceptance for Payment and Payment...................................   11
 5. Certain Federal Income Tax Consequences..............................   12
 6. Price Range of the Shares; Dividends on the Shares...................   13
 7. Effect of the Offer on the Market for the Shares; Stock Quotation;
    Exchange Act Registration; Margin Regulations........................   13
 8. Certain Information Concerning the Company...........................   14
 9. Certain Information Concerning the Purchaser and Praxair.............   16
10. Source and Amount of Funds...........................................   18
11. Contacts and Transactions with the Company; Background of the Offer..   18
12. Purpose of the Offer; Plans for the Company..........................   21
13. Dividends and Distributions..........................................   29
14. Certain Conditions of the Offer......................................   29
15. Certain Legal Matters................................................   33
16. Fees and Expenses....................................................   37
17. Miscellaneous........................................................   38

Schedule I--Directors and Executive Officers of Praxair and the Purchaser

To the Holders of Common Stock (including the Associated Rights) of CBI Industries, Inc.:

                                 INTRODUCTION

  PX Acquisition Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Praxair, Inc., a Delaware corporation ("Praxair"), hereby offers to purchase all outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of CBI Industries, Inc., a Delaware corporation (the "Company"), together with (unless and until the Purchaser declares that the Rights Condition (as defined below) is satisfied) the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), at a price of $32.00 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). All references herein to "Rights" shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to "Shares" shall include the associated Rights.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of CS First Boston Corporation ("CS First Boston"), which is acting as Dealer Manager (the "Dealer Manager"), The Bank of New York, which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 herein.

  Over the course of the past six months Mr. H. William Lichtenberger, the Chairman and Chief Executive Officer of Praxair, and Mr. John E. Jones, the Chairman, President and Chief Executive Officer of the Company, have had several discussions regarding a possible transaction to effect a business combination involving the Company and Praxair. On October 20, 1995, Mr. Jones indicated to Mr. Lichtenberger that the Company had decided not to continue such discussions. On October 27, 1995, in a letter to Mr. Jones, Mr. Lichtenberger proposed to the Board of Directors of the Company a merger (the "Proposed Merger") pursuant to which the Company's stockholders would receive $32.00 for each Share. Praxair proposed to pay this $32.00 consideration in either cash or shares of common stock of Praxair. Praxair's willingness to effect the Proposed Merger was subject to the negotiation of a mutually satisfactory definitive merger agreement containing customary terms and closing conditions. The Company has thus far been unwilling to continue to discuss the Proposed Merger with representatives of Praxair (see Section 11 herein) and, accordingly, the Purchaser has commenced the Offer. However, Praxair intends to continue to seek to negotiate with the Company with respect to the Proposed Merger. The Purchaser reserves the right to amend or terminate the Offer if such negotiations result in a merger agreement with the Company. In such event, the consideration to be received by the holders of Shares could include or consist of cash, shares of Praxair common stock, other securities or any combination thereof. Accordingly, under such circumstances, such negotiations could result in, among other things, termination of the Offer (see Section 14 herein) and submission of the Proposed Merger to the Company's stockholders for their approval. Praxair anticipates that a period of no more than 60 to 90 days from the signing of a definitive merger agreement regarding the Proposed Merger would be required for consummation of the Proposed Merger.

  The purpose of the Offer is to enable the Purchaser, if it is not able to effect the Proposed Merger, to acquire control of, and the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all the Shares. If the Offer is consummated, then as soon as practicable thereafter, the Purchaser will seek to consummate a merger between the Company and the Purchaser or another direct or indirect wholly owned subsidiary of Praxair (the "Second Step Cash Merger"). The purpose of the Second Step Cash Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Second Step Cash Merger, each then outstanding Share (other than Shares owned by the Purchaser or Praxair or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by stockholders who perfect dissenters' rights under the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

  Although the Purchaser will seek to have the Company consummate the Second Step Cash Merger as soon as practicable after consummation of the Offer, if the Board of Directors of the Company opposes the Offer and the Second Step Cash Merger, certain terms of the Rights, the DGCL and the Restated Company Certificate of Incorporation may affect the ability of the Purchaser to consummate the Offer, to obtain control of the Company and to effect the Second Step Cash Merger. Accordingly, timing of the consummation of the Offer and the Second Step Cash Merger will depend upon a variety of factors and legal requirements, the actions of the Board of Directors of the Company, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer and whether the conditions to the Offer are satisfied or waived. See Section 12 herein.

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 herein.

  The Offer is conditioned upon, among other things, the following:

  Minimum Tender Condition. THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) AT LEAST THAT NUMBER OF SHARES (THE "MINIMUM NUMBER OF SHARES") THAT WOULD REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM TENDER CONDITION"). FOR PURPOSES OF THE OFFER (OTHER THAN IN THE CONTEXT OF FINANCIAL STATEMENT INFORMATION), "ON A FULLY DILUTED BASIS" MEANS, AS OF ANY DATE, THE NUMBER OF SHARES OUTSTANDING TOGETHER WITH SHARES THAT THE COMPANY IS REQUIRED TO ISSUE PURSUANT TO OBLIGATIONS OUTSTANDING AT THAT DATE UNDER CONVERTIBLE SECURITIES, STOCK OPTIONS OR OTHERWISE. THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")) TO WAIVE OR REDUCE THE MINIMUM TENDER CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF SHARES. SEE SECTIONS 1 AND 14 HEREIN.

  According to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (the "Company 10-Q"), as of June 30, 1995, there were 38,206,403 Shares issued and outstanding. According to the Company 10-Q, as of June 30, 1995, there were 3,514,696 issued and outstanding shares of $2.27 Convertible Voting Preferred Stock, Series C, par value $1.00 per Share (the "Convertible Preferred Shares"). According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Company 10-K"), each Convertible Preferred Share is convertible, at the option of the holder at any time, into 1.5 Shares (subject to adjustment), which conversion would result in the issuance of 5,272,044 Shares. According to the Company 10-K, as of December 31, 1994, there were 1,324,700 Shares subject to issuance upon exercise of outstanding options. Based on the foregoing and assuming that no options were granted after December 31, 1994, and no options were exercised or expired from January 1, 1995 through June 30, 1995 and assuming no Shares or Convertible Preferred Shares were issued or reacquired since July 1, 1995, there would be 44,803,147 Shares outstanding on a fully diluted basis and the Minimum Number of Shares would be 22,401,574. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

  The Offer is not being made for (nor will any tenders be accepted of) the Convertible Preferred Shares. Holders of the Convertible Preferred Shares who wish to participate in the Offer must first convert their Convertible Preferred Shares into Shares in accordance with the terms of such Convertible Preferred Shares. Based on public information available to the Purchaser, the Purchaser believes that each share of Convertible Preferred Shares is convertible into 1.5 Shares (subject to adjustment). If the Purchaser obtains control of the Company's Board of Directors, it intends to cause the Company to redeem (the "Redemption") the Convertible Preferred Shares prior to the Second Step Cash Merger. The Convertible Preferred Shares are redeemable at a redemption price of $32.40 per share, plus accrued dividends. Each Convertible Preferred Share is entitled to vote with the holders of Shares, voting together as a single group, and is entitled to 1.5 votes per share (subject to adjustment). For information regarding the right of the holders of Preferred Stock to vote on certain matters, including certain mergers, see Section 12.

  Rights Condition. THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE SECOND STEP CASH MERGER (THE "RIGHTS CONDITION"). THE RIGHTS ARE DESCRIBED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM 8-A DATED MARCH 7, 1986, AS AMENDED BY THE FORMS 8-A/A DATED DECEMBER 20, 1994 AND MARCH 8, 1995 AND THE EXHIBITS THERETO (THE "COMPANY 8-A"), AND A SUMMARY OF THAT DESCRIPTION AND THE RIGHTS AGREEMENT IS PROVIDED BELOW AND MORE FULLY IN SECTION 12 HEREIN.

  The Rights Agreement provides that, until the close of business on the Distribution Date (as defined below), the Rights will be transferred with and only with the certificates for Shares and the surrender for transfer of any certificates for Shares will also constitute the surrender for transfer of the Rights associated with the Shares represented by such certificate.

  Based on publicly available information, the Purchaser believes that, as of the date of this Offer to Purchase, the Rights were not exercisable, certificates for Rights had not been issued and the Rights were evidenced by the certificates for Shares to which the Rights are attached. The Purchaser believes that, as a result of the announcement of commencement of the Offer, the Distribution Date may occur as early as November 15, 1995, unless prior to such date the Company's Board of Directors redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the Offer or delays the Distribution Date.

  UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER TWO-THIRDS ( 2/3) OF A RIGHT (SUBJECT TO ADJUSTMENT) FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 2 HEREIN. ACCORDINGLY, STOCKHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR A VALID TENDER OF SHARES. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

  On October 30, 1995, Praxair commenced litigation against the Company and members of the Board of Directors of the Company in the Delaware Court of Chancery seeking, among other things, an order compelling the Board of Directors of the Company to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to any acquisition proposal that equals or exceeds the Proposed Merger and declaring that the Company's Board of Directors are in breach of their fiduciary duty by continuing to deploy the Rights Agreement.

  Praxair and the Purchaser are hereby requesting that the Board of Directors of the Company redeem the Rights or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Second Step Cash Merger and that the Board of Directors of the Company take no action to extend the expiration of the Rights or the Rights Agreement or enter into any similar agreement. However, there can be no assurance that the Board of Directors of the Company will do so.

  Redemption of the Rights (or an amendment of the Rights Agreement to make the Rights inapplicable to the Offer and the Second Step Cash Merger) would satisfy the Rights Condition.

  Business Combination Condition. THE OFFER IS CONDITIONED UPON THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, AFTER CONSUMMATION OF THE OFFER, THAT THE RESTRICTIONS CONTAINED IN SECTION 203 OF THE DGCL WILL NOT APPLY TO THE SECOND STEP CASH MERGER (THE "BUSINESS COMBINATION CONDITION"). A SUMMARY OF THE PROVISIONS OF SECTION 203 OF THE DGCL IS SET FORTH IN SECTION 15 HEREIN.

  Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a Business Combination (as defined in Section 15 herein) with an Interested Stockholder (as defined in Section 15 herein) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an

Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. See Section 15 herein.

  The Purchaser and Praxair are hereby requesting that the Company's Board of Directors adopt a resolution approving and recommending the Offer and the Second Step Cash Merger for purposes of Section 203 of the DGCL. However, there can be no assurance that the Board of Directors of the Company will do so.

  Approval of the Offer and the Second Step Cash Merger by the Board of Directors of the Company under Section 203 of the DGCL would satisfy the Business Combination Condition.

  Articles Condition. THE OFFER IS CONDITIONED UPON THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT NO SUPERMAJORITY VOTE WILL BE REQUIRED BY ARTICLE TENTH ("ARTICLE TENTH") OR ARTICLE FIFTEENTH ("ARTICLE FIFTEENTH") OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO APPROVE THE SECOND STEP CASH MERGER OR THAT AFTER CONSUMMATION OF THE OFFER THAT THE PURCHASER WILL OTHERWISE POSSESS SUFFICIENT VOTING POWER TO EFFECT THE SECOND STEP CASH MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY PERSON OTHER THAN THE PURCHASER. A SUMMARY OF THE ARTICLES IS PROVIDED BELOW AND MORE FULLY IN SECTION 12 HEREIN.

  Article Tenth requires the affirmative vote of holders of not less than two-thirds ( 2/3) of the outstanding Shares entitled to vote and the affirmative vote of not less than two-thirds ( 2/3) of each series of shares of preferred stock of the Company entitled to vote as a class on such issue or, where the Board of Directors of the Company has recommended such action, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote and the affirmative vote of a majority of each series of the outstanding shares of preferred stock of the Company entitled to vote as a class on such issue to effect, among other things, a merger or consolidation. See Section 12 herein.

  Currently, the Company does not have any series of shares of preferred stock entitled by its terms to vote as a class on any matter. The Purchaser does not anticipate including in the terms of the Second Step Cash Merger any provision that would give any series of shares of preferred stock a right to vote as a class on such merger under the DGCL.

  In addition to any affirmative vote required by law or any other article of the Restated Company Certificate of Incorporation, Article Fifteenth requires the affirmative vote by the holders of at least 80% of the then outstanding Shares entitled to vote and the affirmative vote of at least 80% of each series of the outstanding shares of preferred stock of the Company entitled to vote as a class on such issue to approve Business Combinations (as defined in Section 12 herein) involving an Interested Stockholder (as defined in Section 12 herein), unless (i) the Business Combination is either approved by a majority of the Continuing Directors (as defined below) or (ii) all of the Price and Procedural Requirements (as defined in Section 12 herein) are met. See Section 12 herein.

  Praxair and the Purchaser are hereby requesting that the Board of Directors of the Company adopt a resolution approving and recommending the Second Step Cash Merger pursuant to the Articles. However, there can be no assurance that the Board of Directors of the Company will do so.

  Approval and recommendation of the Second Step Cash Merger by the Board of Directors of the Company or, in the case of Article Fifteenth, the satisfaction of certain specified price criteria and procedural requirements would satisfy the Articles Condition. See Section 12 herein.

  The Financing Condition. THE OFFER IS CONDITIONED UPON THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PURCHASER HAS OBTAINED SUFFICIENT FINANCING TO ENABLE IT TO CONSUMMATE THE OFFER AND THE SECOND STEP CASH MERGER (THE "FINANCING CONDITION"). SEE SECTION 10 HEREIN FOR A DESCRIPTION OF THE PLANS OF THE PURCHASER FOR FINANCING THE OFFER AND THE SECOND STEP CASH MERGER.

  Certain other conditions to the Offer are described in Section 14 herein. The Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. See Sections 1, 12, 14 and 15 herein.

                               THE TENDER OFFER

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 herein. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, December 4, 1995, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM TENDER CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION, THE ARTICLES CONDITION, THE FINANCING CONDITION, THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 14 HEREIN.

  Subject to the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 herein shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If by 12:00 Midnight, New York City time, on Monday, December 4, 1995 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of, or payment (whether before or after its acceptance for payment of Shares) for, Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3 herein. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum extension of the Offer of 10 business days is generally required to allow for adequate dissemination to stockholders and investor response.

  Requests are being made to the Company pursuant to Rule 14d-5 of the Exchange Act and Section 220 of the DGCL for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and the other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if the Company so elects.

2. PROCEDURE FOR TENDERING SHARES AND RIGHTS

  Valid Tender. For a stockholder validly to tender Shares and Rights pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the Instructions of the Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares (and Rights, if applicable) must be received by the Depositary at one of such addresses or such Shares and Rights must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Offer is not being made for (nor will any tenders be accepted of) the Convertible Preferred Shares. Holders of the Convertible Preferred Shares who wish to participate in the Offer must first convert their Convertible Preferred Shares into Shares in accordance with the terms of such Convertible Preferred Shares. Based on public information available to the Purchaser and Praxair, Praxair believes that each share of Convertible Preferred Shares is convertible into 1.5 Shares (subject to adjustment).

  UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER TWO-THIRDS ( 2/3) OF A RIGHT (SUBJECT TO ADJUSTMENT) FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES.

ACCORDINGLY, STOCKHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR A VALID TENDER OF SHARES. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

  Until the close of business on the Distribution Date, the Rights will be transferred with and only with the certificates for Shares and the surrender for transfer of any certificates for Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates.

  If the Distribution Date occurs and separate certificates representing the Rights are distributed to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving separate certificates for Rights by use of the guaranteed delivery procedure described below. A tender of Shares constitutes an agreement by the tendering stockholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of Shares with respect to which certificates for, or a Book-Entry Confirmation with respect to, an equal number of Rights have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment Shares tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with such Shares, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for Shares accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for Shares in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

  The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry transfer of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry delivery into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at each of the Book-Entry Transfer Facilities, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Distribution Date occurs, a tendering stockholder will be required to tender Rights by means of physical delivery to the Depositary of certificates for Rights (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares and Rights tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares and Rights are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. A stockholder who desires to tender Shares and Rights pursuant to the Offer and whose certificates for Shares (and Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (and Rights, if applicable) by following all of the procedures set forth below:

     (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

   (iii) the certificates for all tendered Shares (and Rights, if applicable), in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares (and Rights, if applicable), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within (a) in the case of Shares, three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or
        (2) three business days (as defined above) after the date certificates for Rights are distributed to stockholders by the Rights Agent. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and
(c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (and Rights, if applicable) or Book-Entry Confirmations with respect to Shares (and Rights, if applicable) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to certificates for Rights and the requirement for the tender of Rights will no longer apply.

  The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares and Rights tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares, Rights or other securities or rights issued or issuable in respect of such Shares and Rights on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares and Rights. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares, Rights or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares, Rights and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares and Rights to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares and Rights, the Purchaser must be able to exercise full voting consent and other rights with respect to such Shares, Rights and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Praxair, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 1, 1996. Shares or Rights may not be withdrawn unless the associated Rights or Shares, as the case may be, are also withdrawn. A withdrawal of Shares or Rights will also constitute a withdrawal of the associated Rights or Shares, as the case may be.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and the name of the registered holder of the Shares and Rights to be withdrawn, if different from the name of the person who tendered the Shares and Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 herein, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares and Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares and Rights may be retendered by again following one of the procedures described in
Section 2 herein at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Praxair, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 herein promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its sole discretion, which determination will be final and binding. See Sections 1 and 14 herein. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

  Praxair is filing a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after the date of such filing, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Praxair. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Praxair with such request. See Section 15 herein for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation, if available, with respect to, such Rights as described in Section 2 herein), (b) a Letter of Transmittal (or manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange
Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3 herein.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares and, if applicable, the associated Rights will be returned, without expense to the tendering stockholder (or, in the case of Shares or Rights delivered by book-entry transfer of such Shares or Rights into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2 herein, such Shares or Rights will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Praxair, or to one or more direct or indirect wholly owned subsidiaries of Praxair, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash pursuant to the Offer or the Second Step Cash Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Second Step Cash Merger and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Second Step Cash Merger, as the case may be. Gain or loss will be calculated separately for each block (i.e., Shares acquired at the same time in a single transaction) of Shares tendered and purchased pursuant to the Offer or converted in the Second Step Cash Merger, as the case may be.

  If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss for federal income tax purposes, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual stockholder will generally be taxed at a maximum Federal income tax rate of 28%, and long-term capital gains recognized by a corporate stockholder will be taxed at a maximum Federal income tax rate of 35%. There is currently pending legislation that if adopted will reduce the maximum Federal income tax rate for long-term capital gain to 19.8% in the case of individuals and 28% in the case of corporations.

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "Procedure For Tendering Shares and Rights--Backup Withholding" in Section 2 herein.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE SECOND STEP CASH MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

  According to the Company 10-K, the Shares are listed and traded on the NYSE. Since March 3, 1995, the Shares have been listed and traded under the symbol "CBI"; prior to that date the Shares were listed and traded under the symbol "CBH". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported by published financial sources and the amount of cash dividends paid per Share, based on public sources.

                             CBI INDUSTRIES, INC.

                                                                       CASH
CALENDAR YEAR                                      HIGH     LOW   DIVIDENDS PAID
-------------                                     ------- ------- --------------
1993
  First Quarter.................................. $30.750 $25.500     $0.12
  Second Quarter.................................  29.750  21.750      0.12
  Third Quarter..................................  29.000  25.000      0.12
  Fourth Quarter.................................  32.000  23.625      0.12
1994
  First Quarter.................................. $35.875 $28.000     $0.12
  Second Quarter.................................  31.375  25.625      0.12
  Third Quarter..................................  30.750  25.875      0.12
  Fourth Quarter.................................  27.625  20.000      0.12
1995
  First Quarter.................................. $26.000 $21.750     $0.12
  Second Quarter.................................  27.250  23.000      0.12
  Third Quarter..................................  27.750  22.750      0.12
  Fourth Quarter (through November 2)............  33.500  19.000      N.A.

  On October 27, 1995, the last full trading day before Praxair's announcement of the Proposed Merger, the last reported sale quotation of the Shares on the NYSE was $20.125 per Share. On November 2, 1995, the last full trading day before Praxair commenced the Offer, the last reported sales price was $32.125. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  Upon the occurrence of the Distribution Date, the Rights are to detach, and may trade separately, from the Shares. See Section 12 herein. IF THE DISTRIBUTION DATE OCCURS AND THE RIGHTS BEGIN TO TRADE SEPARATELY FROM THE SHARES, STOCKHOLDERS SHOULD ALSO OBTAIN A CURRENT MARKET QUOTATION FOR THE RIGHTS.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. The Shares are listed on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, or the aggregate market value of the publicly held Shares should fall below $5,000,000. According to the Company 10-K, there were approximately 8,000 holders of record of Shares at February 15, 1995 and according to the Company 10-Q, as of June 30, 1995, there were 38,206,403 Shares issued and outstanding.

  If the NYSE were to delist the Shares, the market therefor could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the Nasdaq National Market ("Nasdaq") or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued inclusion in the NYSE and the Shares are no longer included in the NYSE, the market for Shares could be adversely affected.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  Based on publicly available information, the Rights may be registered under the Exchange Act. If the Distribution Date occurs and the Rights detach from the Shares, the foregoing discussion with respect to the effect of the Offer on any such Exchange Act registration would apply to the Rights in a similar manner.

  If registration of the Shares is not terminated prior to the Second Step Cash Merger, then the Shares will be delisted from the NYSE and the registration of the Shares and Rights under the Exchange Act will be terminated following the consummation of the Second Step Cash Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Delaware corporation with its principal offices at 800 Jorie Blvd., Oak Brook, IL 60521-2268. According to the Company 10-K, the Company classifies its operations in three major business segments: Industrial Gases, Contracting Services and Investments. The Company has stated in the Company 10-K that its Industrial Gases segment is the world's largest supplier of carbon dioxide in its various forms; the Industrial Gases segment also produces, processes and markets a wide variety of other industrial/medical and specialty gases and assembles and sells industrial gas-related equipment. The Company has also stated in the Company 10-K that the Contracting Services segment is organized as a worldwide construction group that provides, through separate subsidiaries, a broad range of services, including design, engineering, fabrication, project management, general contracting and specialty construction services, including non-destructive inspection and post-weld heat treatment and that the Investments segment provides transshipment, storage, bunkering and blending services for hydrocarbon products at the island of St. Eustatius in the Caribbean and in Nova Scotia, Canada and operates a special products terminal in Brownsville, Texas.

  Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 10-K, the Company 10-Q and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994:

                             CBI INDUSTRIES, INC.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             YEAR ENDED DECEMBER 31,               SIX MONTHS ENDED
                         ------------------------------------    ---------------------
                                                                  JUNE 30,   JUNE 30,
                            1994       1993           1992          1995       1994
                         ---------- ----------     ----------    ---------- ----------
                                                                      (UNAUDITED)
SUMMARY OF EARNINGS
 DATA:
  Revenues.............. $1,890,907 $1,671,744     $1,672,774    $  937,101 $  871,873
  Income from
   operations...........    160,540     26,145 (1)    166,280        78,661     71,787
  Income before taxes,
   minority interest and
   cumulative effect of
   accounting changes...    118,910     (2,235)(1)    145,500        56,298     53,985
  Net income (loss) to
   holders of Shares....     45,454    (39,846)(1)     65,537(2)     20,060     20,236
  Net income (loss) per
   Share................       1.20      (1.07)(1)       1.79(2)       0.53       0.54
  Net income (loss) per
   fully diluted Share..       1.10      (0.89)(1)       1.59(2)       0.48       0.49
BALANCE SHEET DATA:(3)
  Total assets.......... $2,008,712 $1,870,245     $1,685,325    $2,072,932 $1,924,093
  Current assets........    517,854    471,274        434,160       524,736    489,006
  Current liabilities...    379,052    345,070        325,458       357,989    337,171
  Long-term debt........    666,730    607,579        410,998       677,063    665,039
  Common stockholders'
   equity...............    677,698    643,532        688,294       691,037    661,110

--------
(1) After a special charge of $91,600 ($68,400 after tax), which was equivalent to a net loss per Share of $1.84 ($1.60 on a fully diluted basis).
(2) Before cumulative effect of accounting changes.
(3) At period end.

  Recent Developments. On October 30, 1995, the Company announced net income of $10.4 million for the quarter ended September 30, 1995. Net income to holders of Shares was $7.7 million or $0.20 per Share, compared to $7.9 million or $0.20 cents per Share for the same quarter in 1994. Net income per Share on a fully diluted basis for the quarter was $0.19, compared to $0.20 for the same quarter in 1994. Revenues for the quarter decreased to $449 million from $489 million for the same quarter in 1994, representing a decline of 8 percent.

  The Company also announced net income of $34.6 million for the nine months ended September 30, 1995. Net income to holders of Shares was $27.7 million or $0.73 per Share, compared to $28.1 million or $0.74 per Share for the same period in 1994. Net income per Share on a fully diluted basis was $0.67, compared to $0.69 for the same period in 1994. Revenues for the nine month period increased to $1.39 billion from $1.36 billion for the same period in 1994.

  The Rights. For a summary description of the Rights, see Section 12 herein.

  The Articles. For a summary description of the Articles, see Section 12 herein.

  More comprehensive financial information and a more comprehensive description of the Company are included in the Company 10-K, the Company 10-Q and other documents filed by the Company with the Commission, and the foregoing summary is qualified in its entirety by reference to the Company 10-K, the Company 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 10-K, the Company 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

  The information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Praxair do not have any knowledge that any such information is untrue, neither the Purchaser nor Praxair takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PRAXAIR

  The Purchaser, a Delaware corporation, which is a wholly owned subsidiary of Praxair, was organized to acquire the Company and has not conducted any unrelated activities since organization. The principal office of the Purchaser is located at the principal office of Praxair. All outstanding shares of capital stock of the Purchaser are owned by Praxair.

  On June 30, 1992, Praxair became an independent public company. At that time, Union Carbide Corporation distributed all of Praxair's common stock to existing Union Carbide stockholders on a one-for-one basis. Prior to that date, Praxair was a wholly owned subsidiary of Union Carbide.

  Praxair is the largest supplier of industrial gases in North and South America and one of the three largest worldwide. The gases find wide use in the primary metals, metal fabrication, chemicals, medical, electronics, petroleum refining, aerospace, food processing, oil and gas, glass, environmental remediation, printing and pulp and paper industries.

  Praxair's industrial gases business began in 1907 with the founding of the Linde Air Products Company, the first company in the United States to produce oxygen from air using a cryogenic process. Praxair has been, and continues to be, a major technological innovator in the industrial gases industry and has done much to create value for its customers by developing new applications for industrial gases and to open new markets by lowering the cost of supply.

  Praxair's surface technologies business supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders to many industries, including aircraft, paper, petrochemicals, printing and textiles.

  Set forth below is certain selected consolidated financial information with respect to Praxair and its subsidiaries excerpted from the information contained in Praxair's Annual Report on Form 10-K for the period ended December 31, 1994 (the "Praxair 1994 10-K") and Quarterly Reports on Form 10-Q for the quarter ended June 30, 1995 (the "Praxair 10-Q") and the quarter ended June 30, 1994:

                                 PRAXAIR, INC.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                YEAR ENDED DECEMBER 31,       SIX MONTHS ENDED
                                --------------------------    -----------------
                                                              JUNE 30, JUNE 30,
                                 1994    1993       1992        1995     1994
                                ------- -------    -------    -------- --------
                                                                 (UNAUDITED)
SUMMARY OF EARNINGS DATA:
  Sales........................ $ 2,711 $ 2,438    $ 2,604     $1,544   $1,256
  Income from operations.......     447     341        276        275      202
  Income before taxes, minority
   interests and cumulative
   effects of accounting
   changes.....................     346     240        166        216      158
  Net income to common
   stockholders................     203     143(1)      84(1)     132       97
  Net income per share of
   common stock................    1.45    1.06(1)    0.64(1)    0.93     0.70
BALANCE SHEET DATA:(2)
  Total assets................. $ 3,520 $ 3,255    $ 3,344     $3,850   $3,295
  Current assets...............     840     691        691        911      698
  Current liabilities..........     889     831      1,210        944      724
  Long-term debt...............     893     964        669      1,014      949
  Common stockholders' equity..     839     635        544        977      744

--------
(1) Before cumulative effects of accounting changes.
(2) At period end.

  Recent Developments. On October 19, 1995, Praxair reported net income of $64 million or $0.44 per share of common stock for the quarter ended September 30, 1995, compared to $51 million or $0.36 per share of common stock for the same period in 1994, representing an increase of 25 percent. Sales for the quarter increased to $795 million from $733 million, up 8 percent from the same quarter in 1994.

  Praxair also reported net income of $196 million or $1.37 per share of common stock for the nine months ended September 30, 1995, compared to $148 million or $1.06 per share of common stock for the same period in 1994, representing an increase of 32 percent. Sales for the nine month period increased to $2.34 billion from $1.99 billion, up 18 percent from the same period in 1994.

  As of September 30, 1995, Praxair's debt-to-capital ratio was 49.7 percent.

  More comprehensive financial information and a more comprehensive description of Praxair are included in the Praxair 1994 10-K, the Praxair 10-Q and other documents filed by Praxair with the Commission, and the foregoing summary is qualified in its entirety by reference to the Praxair 1994 10-K, the Praxair 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Praxair

1994 10-K, the Praxair 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

  Available Information. Praxair is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Praxair's directors and officers, their remuneration, stock options and other matters, the principal holders of Praxair's securities and any material interest of such persons in transactions with Praxair is required to be disclosed in proxy statements distributed to Praxair's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8 herein. Such material should also be available for inspection at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS

  The Purchaser estimates that the total amount of funds required pursuant to the Offer to purchase the number of Shares outstanding on a fully diluted basis and to pay fees and expenses related to the Offer will be approximately $1.5 billion. See the Introduction and Section 16 herein. The Purchaser plans to obtain the necessary funds through capital contributions or advances made by Praxair. Praxair plans to obtain the necessary funds, together with funds necessary to refinance any existing borrowings of Praxair and its subsidiaries and the Company and its subsidiaries that become payable as a result of completion of the Offer or the Second Step Cash Merger, pursuant to one or more credit facilities to be obtained from one or more commercial banks or other financial institutions. Praxair is currently in discussions with a small group of financial institutions regarding the establishment of such a credit facility and is seeking to obtain terms and conditions for such facility as advantageous to Praxair as are available in the market. Praxair believes it will be able to obtain the financing necessary to consummate the Offer and the Second Step Cash Merger.

  THE CONSUMMATION OF THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PURCHASER HAS OBTAINED SUFFICIENT FINANCING TO ENABLE IT TO CONSUMMATE THE OFFER AND THE SECOND STEP CASH MERGER.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

  Shortly after the December 1994 unsolicited proposal by another company to acquire certain assets of the Company, Mr. Lichtenberger contacted Mr. Jones to advise him of Praxair's willingness to consider a variety of possible transactions with the Company involving its industrial gases business, if the Company concluded it wished to effect some transaction in response to the unsolicited proposal. Mr. Jones indicated he would contact Praxair if he wished to pursue such a transaction.

  Several months later Mr. Lichtenberger contacted Mr. Jones to arrange a meeting. On May 19, 1995, Mr. Lichtenberger and Mr. Jones met in Chicago, Illinois and Mr. Lichtenberger raised with Mr. Jones a variety of possible transactions between Praxair and the Company, including the possibility of a business combination between Praxair and the Company. Mr. Jones indicated he would consider Mr. Lichtenberger's ideas and respond after such consideration.

  Having heard no response from Mr. Jones, on August 28, 1995, Mr. Lichtenberger telephoned Mr. Jones to solicit a response regarding the possible transactions discussed at the May 19, 1995 meeting. During that call they agreed to meet on August 31, 1995 in the New York area.

  On August 31, 1995, Mr. Lichtenberger and Mr. John A. Clerico, Vice President and Chief Financial Officer of Praxair, met with Mr. Jones and Mr.
A. J. Schneider, Chief Financial Officer of the Company, and discussed further a possible business combination between Praxair and the Company. During the course of that meeting Mr. Lichtenberger and Mr. Jones discussed the business rationale and strategic benefits of such a business combination as well as various possible structures and bases upon which such a business combination might proceed. At the conclusion of the meeting, Mr. Jones indicated he would contact Mr. Lichtenberger after the

Labor Day holiday. On September 5, 1995, Mr. Jones called Mr. Lichtenberger to discuss further the possible business combination that had been the subject of the August 31 meeting. Mr. Jones indicated on that call that he wanted to consider the matter further and they should talk further on Mr.
Lichtenberger's return from a scheduled overseas trip.

  In a late September, 1995 telephone conversation, Mr. Jones indicated that he would respond to Mr. Lichtenberger following the Company's planned October 10th Board of Directors meeting.

  On October 20, 1995, Mr. Jones telephoned Mr. Lichtenberger to indicate that the Company had decided to discontinue their discussions relating to a business combination between Praxair and the Company.

  On October 27, 1995, Mr. Lichtenberger telephoned Mr. Jones to inform him that Praxair was making a formal proposal to the Board of Directors of the Company relating to the Proposed Merger. In addition, the following letter was hand delivered to Mr. Jones:

                                                               October 27, 1995

  Mr. John E. Jones
  Chairman, President and Chief Executive Officer
  CBI Industries, Inc.
  800 Jorie Boulevard
  Oak Brook, IL 60521-7001

  Dear John:

    As you know, over the past six months you and I have had several discussions regarding a possible transaction to effect a merger of our respective companies. Based on our conversations, I think we both realize that significant benefits could be realized by both our companies from such a transaction. Therefore, I was greatly disappointed when you told me on October 20 that you had decided not to continue our discussions.

    As I told you during that telephone conversation, in recent weeks we at Praxair have continued to carefully study the dynamics and potential advantages of a business combination of Praxair and CBI. As a result, we now feel even more strongly that such a business combination would result in significant strategic benefits for both our companies and our respective shareholders. In light of your current position which you communicated to me on October 20, and given what we continue to view as the compelling rationale for a business combination, we have decided that the best way to proceed is for Praxair to submit a specific proposal to your Board of Directors for its formal consideration.

    Accordingly, on behalf of the Board of Directors of Praxair, I am pleased to propose herewith the merger of Praxair and CBI pursuant to which your shareholders would receive $32.00 for each share of CBI common stock, which we would propose to pay in either cash or Praxair common stock. Our proposal to effect a merger of Praxair and CBI is subject to the negotiation of a mutually satisfactory definitive merger agreement containing customary terms and closing conditions.

    I hope that you will recognize the powerful business logic behind our proposal and that you will promptly submit it to your Board of Directors for its consideration with a favorable recommendation from you. It is our hope that, after appropriate consideration by your Board of Directors, your Board will authorize proceeding with the negotiation of the definitive merger agreement on the terms we have proposed.

    The price per share in our merger proposal is based on our present knowledge of CBI, which is limited to public information. It is our view that the price we are proposing would be both fair and highly attractive to your shareholders. Our proposal offers your shareholders a significant premium over the current market value of CBI.

    The transaction we propose represents a clearly attractive opportunity for Praxair to combine the leading industrial gases supplier in North and South America and the premier world supplier of carbon dioxide. The combined enterprise will be strongly positioned to maximize our marketing, engineering and technological skills as it expands its operations further into major global markets. It will also be able to develop significant new applications for a wide range of products and advanced technologies to enable our customers to improve their productivity, product quality and environmental performance. Together, Praxair's and CBI's business portfolios and synergies will provide the enterprise with considerable opportunities to support strong future sales and earnings growth.

    We are prepared to move promptly in connection with our proposal. We would be happy to meet with you and other members of your Board of Directors and senior management as soon as practicable to discuss our proposal in detail and to answer any questions you or they may have. We realize that your Board of Directors will want to carefully consider our proposal, but we do ask that the Board respond to us as soon as possible, and in any event by noon, on November 1, 1995.

    While we would very much prefer that a business combination of our companies be effected pursuant to the negotiation of a merger on the terms we have proposed, you and your Board should appreciate that if your Board rejects our proposal to negotiate a merger, we reserve the right to propose directly to the shareholders of CBI a cash offer for CBI by Praxair.

    We look forward to hearing the response of your Board of Directors after it has reviewed our merger proposal.

                                          Sincerely,

                                          H.W. Lichtenberger

  On October 29, 1995, Praxair issued a press release, which set forth the foregoing letter and indicated that Praxair had proposed to the Company's Board of Directors the Proposed Merger.

  On October 30, 1995, Praxair commenced litigation against the Company and the members of the Board of Directors of the Company in the Delaware Court of Chancery, seeking among other things, an order (i) compelling the Company's Board of Directors to redeem the Rights or to amend the Rights Agreement so as to make the Rights inapplicable to any acquisition proposal which equals or exceeds the Proposed Merger and (ii) declaring that the Company's Board of Directors are in breach of their fiduciary duty by continuing to deploy the Rights Agreement.

  On October 31, 1995, Mr. Jones telephoned Mr. Lichtenberger to indicate that
(i) the Company would not respond to Mr. Lichtenberger's October 27th letter by Praxair's deadline of noon on November 1, 1995 and (ii) the Board of Directors would consider in due course the matters contained in Mr. Lichtenberger's October 27th letter.

  On November 1, 1995, Praxair issued a press release, which noted that (i) the Company had not met the November 1, 1995 response deadline and (ii) Praxair intended to commence the Offer on November 3, 1995.

  As of November 3, 1995, Praxair owned an aggregate of 79,200 Shares or approximately 0.2% of the Shares reported by the Company to be outstanding as of June 30, 1995. On October 26, 1995 Praxair purchased 17,500 Shares at $19.125 per Share and 18,700 Shares at $19.250 per Share, and on October 27, 1995 Praxair purchased 43,000 Shares at $19.875 per Share. Each of the foregoing purchases was effected by a broker-dealer in open-market purchases.

  The Purchaser is the beneficial owner of 100 Shares. On November 2, 1995, Praxair transferred to the Purchaser 100 Shares through a broker-dealer journal transfer transaction. Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, Praxair or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of the Purchaser, Praxair or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, Praxair or, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser and Praxair disclaim beneficial ownership of any Shares owned by any pension plan of Praxair or any affiliate of Praxair.

  Except as described in this Offer to Purchase and other than for ordinary course intercompany inventory purchases and sales not material to the Company, Praxair or its affiliates, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser or Praxair, any of their respective subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, Praxair or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the Offer, the Purchaser and Praxair intend to have ongoing contacts and negotiations with the Company and its directors, officers and stockholders.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

  Purpose. The purpose of the Offer is to enable Praxair, if it is not able to effect the Proposed Merger, to acquire control of, and the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all the Shares. If the Offer is consummated, then as soon as practicable thereafter, Praxair will seek to consummate the Second Step Cash Merger. The purpose of the Second Step Cash Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Second Step Cash Merger, each then outstanding Share (other than Shares owned by the Purchaser or Praxair or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by stockholders who perfect dissenters' rights under the DGCL) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer. However, pursuant to
Section 251 of the DGCL, the Second Step Cash Merger would require the approval of the Board of Directors of the Company. As the Board of Directors of the Company is divided into three classes (with only one class elected per year), Praxair would be able to effect the Second Step Cash Merger only with the support of existing members of the Company's Board of Directors or after successfully electing two classes of directors supportive of the Second Step Cash Merger to the Company's Board of Directors.

  Except in the case of a "short-form" merger as described below, and assuming satisfaction of the Business Combination Condition, under the DGCL the approval of the Company's Board of Directors and the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) would be required to approve the Second Step Cash Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Tender Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer, it would have sufficient voting power to effect the Second Step Cash Merger, subject to approval of the Board of Directors of the Company, without the vote of any other stockholder of the Company under the DGCL. However, pursuant to the Restated Company Certificate of Incorporation, if the Articles Condition is not satisfied, a vote greater than the affirmative vote of the majority of the Shares entitled to vote may be required to effect the Second Step Cash Merger (as more fully described below). As noted in the Introduction, each Convertible Preferred share is entitled to vote with the holders of Shares, voting together as a single class, and is entitled to 1.5 votes per Convertible Preferred Share.

  The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short form" merger with that subsidiary without the action of the subsidiary's Board of Directors or a stockholder vote. The Company has outstanding the Convertible Preferred Shares and two series of cumulative convertible preferred stock. Under the DGCL, the Purchaser would have to acquire 90% of each class of stock of the Company in order to effect a short form merger. See "Board and Stockholder Approval" below.

  If the Second Step Cash Merger has not been consummated, the Purchaser or an affiliate of the Purchaser may, either immediately following the consummation or termination of the Offer (whether or not the Purchaser purchases Shares pursuant to the Offer), or from time to time thereafter, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer. Alternatively, the Purchaser and its affiliates reserve the right to sell or otherwise dispose of any or all of the Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

  The precise timing and other details of any merger or other business combination transaction will depend on a variety of factors such as general economic conditions and prospects, the future prospects, asset value and earnings of the Company, the number of Shares acquired by the Purchaser pursuant to the Offer or otherwise and the statutory requirements described above. The Purchaser can give no assurance that a merger or other business combination will be proposed or that, if it is proposed, it will not be delayed or abandoned. The Purchaser expressly reserves the right not to propose any merger or similar business combination involving the Company, or to propose a merger or other business combination on terms other than those set forth herein, and its ultimate decision could be affected by information hereafter obtained by the Purchaser, changes in general economic or market conditions or in the business of the Company or other factors.

  Praxair intends to continue to seek to negotiate with the Company with respect to the Proposed Merger. If such negotiations result in a definitive merger agreement regarding the Proposed Merger, the consideration to be received by holders of Shares could include or consist of securities, cash or any combination thereof. Accordingly, such negotiations could result in, among other things, termination of the Offer (see Section 14) and submission of the Proposed Merger to the Company's stockholders for their approval. Praxair anticipates that a period of no more than 60 to 90 days from the signing of a definitive merger agreement regarding the Proposed Merger would be required for the consummation of the Proposed Merger.

  Plans for the Company. Praxair intends that the Liquid Carbonic segment of the Company will be fully integrated with Praxair's business, thereby broadening product offerings and geographic coverage, providing opportunities for expansion into new geographies and taking advantage of opportunities for cost synergies.

  The Company's other two segments, Contracting Services and Investments (see
Section 8 herein) are not currently viewed as strategic to Praxair's industrial gases business. Praxair intends to examine the performance of both segments, their business strategies and their potential for future sales and earnings growth, as well as earnings quality in evaluating alternatives for such segments.

  The Rights. Set forth below is a summary description of the Rights derived from the Company 8-A and the Rights Agreement. On March 4, 1986, the Board of Directors of the Company declared a dividend of one Right for each outstanding Share to the stockholders of record at the close of business on March 18, 1986. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, $1.00 par value per share, at a price of $75 per Unit, subject to adjustment (the "Exercise Price"). The description and terms of the Rights are set forth in a Rights Agreement between the Company and First Chicago Trust Company of New York, as Rights Agent.

  The Rights are evidenced by the certificates for Shares outstanding, and no separate Right certificates will be distributed. A "Distribution Date" for the Rights will occur upon the earlier of (i) 10 days following the date (the "Stock Acquisition Date") of a public announcement by the Company or an Acquiring Person (as defined below) that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time or any person becomes an Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer if, upon consummation thereof, the person or group proposing such offer could be the beneficial owner of 10% or more of such outstanding Shares.

  Until the close of business on the Distribution Date, the Rights will be transferred with and only with certificates for Shares and the surrender for transfer of any certificates for Shares will also constitute the surrender for transfer of the Rights associated with the Shares represented by such certificate. Until the Distribution Date (or earlier redemption or expiration of the Rights), new certificates for Shares issued after March 18, 1986 upon transfer or new issuance for Shares will contain a notation incorporating the Rights Agreement by reference.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on March 18, 1996, unless earlier redeemed by the Company as described below.

  As soon as practicable following the Distribution Date (but subject to the exercise of the Company's right of redemption referred to below), separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date. From and after the Distribution Date, such separate Right Certificates alone will evidence the Rights.

  If any person becomes an Acquiring Person, then the Rights Agreement requires that proper provision be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and certain affiliated or associated persons (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares (or, in certain circumstances, other securities, property and/or cash) having a market value of two times the Exercise Price. In the event that, following the time that any person becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of the assets or earning power of the Company and its subsidiaries are sold, the Rights Agreement requires that proper provisions be made so that each holder of a Right (except voided Rights) will thereafter have the right to receive, upon the exercise thereof at the then current Exercise Price, that number of shares of common stock of the acquiring company (or the recipient of the greatest portion of the assets or earning power) that at the time of such transaction will have a market value of two times the Exercise Price.

  The Rights Agreement provides that, at any time after any person becomes an Acquiring Person and prior to the acquisition by such person and its associates and affiliates of 50% or more of the outstanding Shares, the Board of Directors of the Company may authorize the exchange of all or part of the then outstanding and exercisable Rights (other than voided Rights) at an exchange ratio of one Share per Right (subject to adjustment).

  The Exercise Price payable, and the number of Units or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Junior Participating Preferred Stock, (ii) upon the grant to holders of the Series A Junior Participating Preferred Stock of certain rights or warrants to subscribe for Series A Junior Participating Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or
(iii) upon the distribution to holders of the Series A Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  The Board of Directors of the Company may, at its option, at any time prior to 5:00 p.m., New York City time, on the earlier of (a) the twentieth day following a Stock Acquisition Date or (b) March 18, 1996, redeem all but not less than all the then outstanding Rights at a redemption price of $.05 per Right (as adjusted) (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, it will not entitle the holder to any rights as a stockholder of the Company (other than those as an existing stockholder), including, without limitation, the right to vote or to receive dividends.

  The terms of the Rights may be amended by the Board of Directors of the Company, but (following the Distribution Date) no amendment may adversely affect the interests of holders of the Rights. Prior to the Distribution Date, the interests of the holders of the Rights shall be deemed coincident with the interests of the holders of the Shares.

  The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the other documents included in the Company 8-A. The Company 8-A should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

  PURSUANT TO THE RIGHTS CONDITION, THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE SECOND STEP CASH MERGER.

  UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER TWO-THIRDS (2/3) OF A RIGHT (SUBJECT TO ADJUSTMENT) FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 2 HEREIN. ACCORDINGLY, STOCKHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR A VALID TENDER OF SHARES. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

  On October 30, 1995, Praxair commenced litigation against the Company and members of the Board of Directors of the Company in the Delaware Court of Chancery seeking, among other things, an order compelling the Board of Directors of the Company to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to any acquisition proposal that equals or exceeds the Proposed Merger and declaring that the Company's Board of Directors are in breach of their fiduciary duty by continuing to deploy the Rights Agreement.

  Praxair and the Purchaser are hereby requesting that the Board of Directors of the Company redeem the Rights or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Second Step Cash Merger and that the Board of Directors of the Company take no action to extend the expiration of the Rights or the Rights Agreement or enter into any similar agreement. However, there can be no assurance that the Board of Directors of the Company will do so.

  Redemption of the Rights (or an amendment of the Rights Agreement to make the Rights inapplicable to the Offer and the Second Step Cash Merger) would satisfy the Rights Condition.

  The Articles. Set forth below is a summary of the Articles derived from the Restated Company Certificate of Incorporation:

    Article Tenth. Article Tenth requires the affirmative vote of holders of not less than two-thirds (2/3) of the outstanding Shares entitled to vote and the affirmative vote of not less than two-thirds (2/3) of each series of shares of preferred stock of the Company entitled to vote as a class on such issue; or, where the Board of Directors of the Company has recommended such action, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote and the affirmative vote of a majority of each series of the outstanding shares of preferred stock of the Company entitled to vote as a class on such issue, to effect:

      (a) a merger or consolidation (except where the Company owns at least 90% of the voting securities of a corporation which merges into the Company or, unless prohibited by the Restated Company Certificate of Incorporation, except where the Board of Directors of the Company is authorized under the law of Delaware to approve a merger without stockholder approval); (b) dissolution or liquidation; (c) sale or other disposition of all or substantially all of the assets of the Company; or (d) amendment of the Restated Company Certificate of Incorporation.

    Article Fifteenth. In addition to any affirmative vote required by law or any other article of the Restated Company Certificate of Incorporation, Article Fifteenth requires the affirmative vote by the holders of at least 80% of the then outstanding Shares entitled to vote and the affirmative vote of at least 80% of each series of the outstanding shares of preferred stock of the Company entitled to vote as a class on such issue ("Voting Stock") to approve Business Combinations (as defined below) unless (i) the Business Combination is approved by a majority of the Continuing Directors (as defined below) or (ii) all of the Price and Procedural Requirements (as defined below) are met.

    For the purposes of Article Fifteenth, a "Business Combination" means any one or more of the following transactions: (a) any merger or consolidation of the Company or any Subsidiary (as defined below) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; or (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Company or any Subsidiary having an aggregate Fair Market Value (as defined below) of $1,000,000 or more; or (c) the issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions) of any securities of the Company or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or (d) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

    For the purposes of Article Fifteenth, the following terms shall have the following meanings:

      "Interested Stockholder" means any person (other than the Company or any Subsidiary) who or which: (a) is the Beneficial Owner (as defined below), directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or (b) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933. For the purposes of determining whether a person is an "Interested Stockholder," the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of the term "Beneficial Owner" but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

      A person shall be "Beneficial Owner" of any Voting Stock: (a) which such person or any of its Affiliates or Associates (as defined below) beneficially owns, directly or indirectly; or (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

      "Affiliate" or "Associate" has the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1983.

      "Subsidiary" means any corporation of which more than 48% of any class of equity security is owned, directly or indirectly, by the Company; provided, however, that for the purposes of the definition of Interested Stockholder, the term "Subsidiary" shall mean only a corporation of which more than 48% of each class of equity security is owned, directly or indirectly, by the Company.

      "Continuing Director" means any member of the Board of Directors of the Company who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors of the Company.

      "Fair Market Value" means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for NYSE-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the NYSE, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the Company in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors of the Company in good faith.

    For the purposes of Article Fifteenth, the "Price and Procedural Requirements" means the satisfaction of all of the price and procedural requirements described in paragraphs (a) to (e) below:

      (a) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Shares in such Business Combination shall be at least equal to the higher of (i) the highest price previously paid for any Share by any person who is an Interested Stockholder at the time of the first public announcement of the proposal of the Business Combination, or (ii) the highest per Share closing public market price within the two year period immediately prior to the time of the first public announcement of the proposal of the Business Combination for any Share by the Interested Stockholder. The price paid for any Share shall be the amount of cash plus the Fair Market Value of any other consideration paid therefor, determined at the time of payment thereof.

      (b) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Shares) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

      (c) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:
    (i) there shall have been (1) no reduction in the annual rate of dividends paid on the Shares (except as necessary to reflect any subdivision of the Shares), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding Shares, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (ii) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

      (d) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with such Business Combination or otherwise.

      (e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations) shall be mailed to all stockholders of the Company at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions).

      (In the event of any Business Combination in which the Company survives, the phrase "other consideration to be received" as used in paragraphs (a) and (b) above shall include the shares and/or the shares of any other class of outstanding Voting Stock retained by the holders of such Shares or shares, as the case may be.)

  The terms of the Second Step Merger would not satisfy the foregoing Price and Procedural Requirements because the highest per Share closing public market price within the two year period immediately prior to November 3, 1995 exceeded the Offer Price.

  The foregoing summary of the Articles does not purport to be complete and is qualified in its entirety by reference to the Restated Company Certificate of Incorporation. The Restated Company Certificate of Incorporation should be available for inspection and copies thereof should be obtainable in the manner set forth above under "Available Information." See Section 8 herein.

  PURSUANT TO THE ARTICLES CONDITION, THE OFFER IS CONDITIONED UPON THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT NO SUPERMAJORITY VOTE WILL BE REQUIRED BY ARTICLE TENTH OR ARTICLE FIFTEENTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO APPROVE THE SECOND STEP CASH MERGER OR THAT AFTER CONSUMMATION OF THE OFFER THAT THE PURCHASER WILL OTHERWISE POSSESS SUFFICIENT VOTING POWER TO EFFECT THE SECOND STEP CASH MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY PERSON OTHER THAT THE PURCHASER.

  Praxair and the Purchaser are hereby requesting that the Board of Directors of the Company adopt a resolution approving and recommending the Second Step Cash Merger pursuant to the Articles on the grounds that the failure to do so would constitute a breach of fiduciary duty to the Company stockholders. However, there can be no assurance that the Board of Directors of the Company will do so.

  Approval and recommendation of the Second Step Cash Merger by the Board of Directors of the Company or, in the case of Article Fifteenth, the satisfaction of certain specified price criteria and procedural requirements would satisfy the Articles Condition.

  Board and Stockholder Approval. Under the DGCL, except in the case of a short-form merger as described below, the Second Step Cash Merger would require the approval of the Company's Board of Directors prior to submitting it to a vote of the Company's stockholders. According to publicly available information, the Company's Board of Directors is currently divided into three classes serving staggered terms of three years each. The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that in the case of a corporation whose board is divided into classes in accordance with the DGCL, shareholders may effect such removal only for cause unless a corporation's certificate of incorporation provides otherwise. The Restated Company Certificate of Incorporation does not provide otherwise. The Company's by-laws provide that vacancies may be filled by a majority of the directors then in office.

  The Purchaser presently intends to request as soon as practicable following consummation of the Offer that a majority of the then-current members of the Company's Board of Directors resign and to cause nominees of the Purchaser to be elected to fill the resulting vacancies. Should such request be refused, the Purchaser intends to take such action as may be necessary and lawful to secure control of the Board of Directors of the Company. In this connection, in the event that the Company's 1996 Annual Meeting of Stockholders is held after the Minimum Condition has been satisfied and the Offer has been consummated, the Purchaser will control sufficient votes to replace one-third of the Company's Board of Directors. As a result of the staggered terms of the Company's directors, however, and the above referenced provisions of the DGCL, absent cooperation of the Company's Board, or action or inaction by the Company's directors that constitutes "cause" for removal within the meaning of the DGCL, the Purchaser would be unable to obtain control of a majority of the Company's Board of Directors until at least the Company's 1997 Annual Meeting of Stockholders. In the event that the Purchaser obtains control of the Company's Board of Directors, the Purchaser would expect, subject to the fiduciary obligations of the directors, to seek approval of the Second Step Cash Merger as soon as practical thereafter.

  In addition to approval by the Boards of Directors of each of the corporations desiring to merge, in the case of a merger such as the Second Step Cash Merger, the DGCL requires the approval of the agreement of merger by the stockholders of the acquired corporation by the affirmative vote of holders of a majority of all the outstanding shares of stock entitled to vote. Assuming the Offer is consummated and the Minimum Condition, the Articles Condition and other conditions to the Offer are satisfied, the Purchaser will hold sufficient voting power to ensure stockholder approval of the Second Step Cash Merger.

  The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short form merger with that subsidiary without the action of the subsidiary's Board of Directors or the other stockholders of the subsidiary. In addition to the Shares, the Company has outstanding the Convertible Preferred Shares, shares of 7.48% Cumulative Preferred Stock, Series D (the "Series D Preferred") and shares of 6.75% Cumulative Preferred Stock, Series E (the "Series E Preferred"). Under the DGCL, the Purchaser would have to acquire 90% of each class of stock of the Company in order to effect a short form merger without the approval of the Company's Board of Directors.

  Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Second Step Cash Merger is consummated, holders of Shares at the effective time of the Second Step Cash Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Second Step Cash Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Second Step Cash Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Second Step Cash Merger.

  The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. In addition, Praxair intends to continue to negotiate with the Company with respect to the acquisition of the Company by Praxair. If such negotiations result in a definitive merger agreement between the Company and Praxair (other than with respect to the Second Step Cash Merger), holders of Shares may or may not have appraisal rights under Section 262 in connection with the consummation of the merger contemplated thereby, depending upon the terms of any such merger.

  Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Second Step Cash Merger or any other merger involving the Company. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the merger or (b) any such merger is consummated within one year after the purchase of the Shares pursuant to the Offer and such merger provided for stockholders to receive cash for their Shares in an amount at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

  The Company has thus far been unwilling to continue to discuss the Proposed Merger with representatives of Praxair (see Section 11 herein) and, accordingly, the Purchaser commenced the Offer. However, Praxair intends to continue to seek to negotiate with the Company with respect to the Proposed Merger. If such negotiations result in a definitive merger agreement regarding the Proposed Merger, the consideration to be received by holders of Shares could include or consist of securities, cash or any combination thereof. Accordingly, such negotiations could result in, among other things, termination of the Offer (see Section 14 herein) and submission of the Proposed Merger to the Company's stockholders for their approval. Praxair anticipates that a period of no more than 60 to 90 days from the signing of a definitive merger agreement regarding the Proposed Merger would be required for the consummation of the Proposed Merger.

13. DIVIDENDS AND DISTRIBUTIONS

  If, on or after the date of this Offer to Purchase, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under option prior to the date of this Offer to Purchase, in accordance with the terms of such options as publicly disclosed prior to the date of this Offer to Purchase), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14 herein, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after the date of this Offer to Purchase, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 herein, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution or (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares not theretofore accepted for payment or paid for unless (1) the Minimum Tender Condition shall have been satisfied, (2) the Rights Condition shall have been satisfied, (3) the Business Combination Condition shall have been satisfied, (4) the Articles Condition shall have been satisfied, (5) the Financing Condition shall have been satisfied and (6) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the date of this Offer to Purchase, and before the acceptance of such Shares for payment or the payment therefor, any of the following events or facts shall have occurred or the Purchaser shall have learned about any such events or facts:

    (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the DGCL (each as in effect on the date of this Offer to Purchase), in connection with, the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser, Praxair or any other affiliate of Praxair or the consummation by the Purchaser, Praxair or any other affiliate of Praxair of the Second Step Cash Merger or other business combination with the Company, (B) seeking to obtain material damages or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Second Step Cash Merger or any such business combination,
  (ii) seeking to prohibit or impose any limitations upon the ownership or operation by the Purchaser, Praxair or any other affiliate of Praxair of all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser, Praxair or any other affiliate of Praxair or to compel the Purchaser, Praxair or any other affiliate of Praxair to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser, Praxair or any other affiliate of Praxair (iii) seeking to impose or confirm limitations on the ability of the Purchaser, Praxair or any other affiliate of Praxair effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser, Praxair or any other affiliate of Praxair on all matters properly presented to the Company's stockholders, (iv) to require divestiture by the Purchaser, Praxair or any other affiliate of Praxair of any Shares, (v) which in the sole judgment of Purchaser might result in any material diminution in the benefits expected to be derived by the Purchaser, Praxair or any other affiliate of Praxair as a result of the transactions contemplated by the Offer, the Second Step Cash Merger or other business combination with the Company, (vi) otherwise directly or indirectly relating to the Offer or the Second Step Cash Merger or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or any of its subsidiaries or the Purchaser, Praxair or any other affiliate of Praxair or the value of the Shares or
  (vii) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

    (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction sought, proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, Praxair or any other affiliate of Praxair or the Company or any of its subsidiaries or (ii) the Offer, the Second Step Cash Merger or other business combination by the Purchaser, Praxair or any other affiliate of Praxair with the Company, by any government, legislative body or court, domestic, foreign or supranational, or other Governmental Entity or any other person, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer, or any court or Governmental Entity shall take or threaten any action, that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

    (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries, or the Purchaser shall have become aware of any fact that, in the sole judgment of the Purchaser, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, Praxair or any other affiliate of Praxair;

    (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on times or prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any significant adverse change in interest rates, the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including, without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poors 500 Index from that existing at the close of business on October 27, 1995, (iii) any change in the general political, market, economic, regulatory or financial conditions in the United States or abroad that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (e) the Company or any of its subsidiaries shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities of the Company (except for redemption of the Rights in accordance with the terms of the Rights Agreement), (iii) issued, distributed, pledged or sold, or authorized or proposed the issuance, distribution, pledge or sale of, additional Shares (other than the issuance of Shares under option prior to the date of this Offer to Purchase, in accordance with the terms of such options as publicly disclosed prior to the date of this Offer to Purchase), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company (other than with respect to cash dividends ordinary in timing and amount on the Shares, the Convertible Preferred Shares, the Series D Preferred and the Series E Preferred), (v) entered into any agreement for, or authorized, recommended, proposed or announced its intention to authorize, recommend or propose, enter into or cause, any transaction or arrangement that could adversely affect the value of the Shares, (vi) proposed, adopted or authorized or announced its intention to propose, adopt or authorize any amendment to the Company's Restated Certificate of Incorporation or By-Laws or similar organizational documents, (vii) altered or proposed to alter any material term of any outstanding security (including the Rights), other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Second Step Cash Merger, (viii) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (ix) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, liquidation, dissolution, business combination, change in capitalization, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (x) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the sole judgment of the Purchaser could, individually or in the aggregate, adversely affect either the value of the Company or any of its subsidiaries or the value of the Shares, Praxair or any other affiliate of Praxair, (xi) entered into any employment, severance or similar agreement, arrangement or plan with or for the benefit of any of its employees other than in the ordinary course of business or transferred into escrow, trust or similar arrangement any amounts required to fund any benefit or payment to employees or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits, to its employees as a result of or in connection with the transactions contemplated by the Offer, the Second Step Cash Merger or other business combination or (xii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

    (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than acquisitions by financial institutions, (ii) any such person, entity or group which has publicly disclosed any such ownership or right to acquire more than 5% of any class or series of capital stock of the Company (including the Shares) or its subsidiaries prior to October 27, 1995 shall have acquired or proposed to acquire additional shares of any class or series of capital stock of the Company (including the Shares) or its subsidiaries constituting more than 1% of such class or series or shall have been granted any option or right to acquire more than 1% of such class or series of capital stock of the Company (including the Shares) or its subsidiaries, other than acquisitions for bona fide arbitrage purposes only and other than acquisitions by financial institutions, (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, share exchange, consolidation or other business combination or a sale of assets (other than in the ordinary course of business) with or involving the Company or any of its subsidiaries or (iv) any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company;

    (g) (i) any material contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case with or without notice or the lapse of time or both as a result of or in connection with the transactions contemplated by the Offer or the Second Step Cash Merger or other business combination involving the Company, (ii) any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that has or may have (whether considered alone or in the aggregate with other covenants, terms or conditions), a material adverse effect on (x) the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries (including, but not limited to, any event of default that may result from the consummation of the Offer, the acquisition of control of the Company or any of its subsidiaries or the Second Step Cash Merger or other similar business combination involving the Company) or (y) the value of the Shares in the hands of Praxair, the Purchaser or any of their respective affiliates or (z) the consummation by Praxair, the Purchaser or any of their respective affiliates of the Offer and the Second Step Cash Merger or any other business combination involving the Company or (iii) any report, document, instrument, financial statement or schedule of the Company or any of its subsidiaries filed with the Commission contained when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

    (h) any approval, permit, authorization, favorable review or consent of any court or Governmental Entity (including those described or referred to in this Section 14) shall not have been obtained on terms satisfactory to Purchaser in its sole discretion; or

    (i) the Purchaser or Praxair and the Company shall have entered into an agreement that the Offer be terminated or amended or the Purchaser or Praxair shall have entered into an agreement with the Company providing for a merger or other business combination with the Company;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser, Praxair or any other affiliate of Praxair) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the

Purchaser or any of its affiliates) giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Praxair is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Praxair currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 herein for certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 14 herein.

  Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless
(a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  Under Section 203 of the DGCL, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by
Section 203 of the DGCL; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 of the DGCL, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person becomes an Interested Stockholder; or (d) a stockholder becomes an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203 of the DGCL, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

  Section 203 of the DGCL provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments) or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  PURSUANT TO THE BUSINESS COMBINATION CONDITION, THE OFFER IS CONDITIONED UPON THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT AFTER CONSUMMATION OF THE OFFER, THE RESTRICTIONS CONTAINED IN SECTION 203 OF THE DGCL WILL NOT APPLY TO THE SECOND STEP CASH MERGER. SEE SECTION 15 HEREIN.

  The Purchaser and Praxair are hereby requesting that the Company's Board of Directors adopt a resolution approving the Offer and the Second Step Cash Merger for purposes of Section 203 of the DGCL. However, there can be no assurance that the Board of Directors of the Company will do so.

  Approval of the Offer and the Second Step Cash Merger by the Board of Directors of the Company under Section 203 of the DGCL would satisfy the Business Combination Condition. See Section 14 herein.

  Praxair and the Purchaser are hereby requesting that the Board of Directors of the Company adopt a resolution approving and recommending the Second Step Cash Merger pursuant to the Articles. However, there can be no assurance that the Board of Directors of the Company will do so.

  For a more full description of the Articles, see Section 12 herein.

  Approval and recommendation of the Second Step Cash Merger by the Board of Directors of the Company or, in the case of Article Fifteenth, the satisfaction of certain specified price criteria and procedural requirements would satisfy the Articles Condition. See Sections 12 and 14 herein.

  The Rights. On October 30, 1995, Praxair commenced litigation against the Company and members of the Board of Directors of the Company in the Delaware Court of Chancery seeking, among other things, an order compelling the Board of Directors of the Company to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to any acquisition proposal that equals or exceeds the Proposed Merger and declaring that the Company's Board of Directors are in breach of their fiduciary duty by continuing to deploy the Rights Agreement.

  Praxair and the Purchaser are hereby requesting that the Board of Directors of the Company redeem the Rights or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Second Step Cash Merger and that the Board of Directors of the Company take no action to extend the expiration of the Rights or the Rights Agreement or enter into any similar agreement. However, there can be no assurance that the Board of Directors of the Company will do so.

  For a more full description of the Rights, see Section 12 herein.

  Redemption of the Rights (or an amendment of the Rights Agreement to make the Rights inapplicable to the Offer and the Second Step Cash Merger) would satisfy the Rights Condition. See Sections 12 and 14 herein.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Praxair of a Notification and Report Form with respect to the Offer, unless Praxair receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Praxair made such filing on November 3, 1995. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Praxair concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Praxair with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Praxair. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Second Step Cash Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Praxair or its subsidiaries. Private parties and state governmental authorities, including one or more state attorneys general may also bring legal action under the antitrust laws under certain circumstances and may seek damages. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof. See Section 14 herein.

  Investment Canada Act. According to the Company Annual Report, the Company conducts certain operations in Canada. The Investment Canada Act (the "ICA") requires that notice of the acquisition of "control" (as defined in the ICA) by "non-Canadians" (as defined in the ICA) of any "Canadian business" (as defined in the ICA) be furnished to Investment Canada, a Canadian Governmental Entity.

  The acquisition of Shares by the Purchaser pursuant to the Offer may constitute an indirect acquisition of a "Canadian business" within the meaning of the ICA. The Purchaser intends to file any notice required under the ICA.

  Canadian Pre-Merger Notification Requirements. Certain provisions of Canada's Competition Act require pre-notification to the Director of Investigation and Research appointed under the Competition Act (the "Canadian Director") of significant corporate transactions, such as the acquisition of a large percentage of the stock of a public company that has Canadian operations, or a merger or consolidation involving such an entity. Pre-notification is generally required with respect to transactions in which the parties to the transactions and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of Cdn. $400 million and which involve the direct or indirect acquisition of an operating business, the value of the assets of which, or the annual gross revenues from sales in or from Canada generated from these assets, exceed Cdn. $35 million. For transactions subject to the notification requirements, notice must be given seven or 21 days prior to the completion of the transaction depending on the information provided to the Canadian Director. The Canadian Director may waive the waiting period. After the applicable waiting period expires or is waived, the transaction may be completed. If the Canadian Director determines that the proposed transaction prevents or lessens, or is reasonably likely to prevent or lessen, competition substantially in a definable market, the Canadian Director may apply to the Competition Tribunal, a special purpose Canadian tribunal, to, among other things, require the disposition of the Canadian assets acquired in such transaction. The Purchaser intends to file any required notice and information with respect to its proposed acquisition with the Canadian Director and, to the extent necessary, observe the applicable waiting period and/or apply to the Canadian Director for an advance ruling certificate to the effect that the Offer or Second Step Cash Merger would not prevent or lessen, or be likely to prevent or lessen, competition substantially in a definable market.

  EEA and National Merger Regulation. According to the Company 10-K, the Company conducts substantial operations in the European Economic Area (the "EEA"). EEC Regulation 4064/89 (the "Merger Regulation") and Article 57 of the European Economic Area Agreement require that concentrations with a "Community dimension" be notified in prescribed form to the Commission of the European Communities (the "European Commission") for review and approval prior to being put into effect. In such cases, the European Commission will, with certain exceptions, have exclusive jurisdiction to review the concentration as opposed to the individual countries within the EEA.

  The Offer will be deemed to have a "Community dimension" if the combined aggregate worldwide annual revenues of both Praxair and the Company exceed ECU 5 billion, if the Community-wide annual revenues of each of Praxair and the Company exceed ECU 250 million and if both Praxair and the Company do not receive more than two-thirds of their respective Community-wide revenues from one and the same country. Concentrations that are found not to be subject to the Merger Regulation may be subject to the various national merger control regimes of the countries of the EEA, resulting in the possibility that it may be necessary or desirable to obtain approvals from the various national authorities.

  Based upon information contained in the Company 10-K, the Purchaser currently believes that the Offer should not be considered to have a "Community dimension". Therefore, the Purchaser does not currently intend to file a notification with the European Commission, but does expect to obtain approvals from various national authorities, including without limitation, Spain.

  Other Foreign Laws. The Company 10-K and other publicly available information indicate that the Company or a subsidiary or affiliate conducts business or owns assets in foreign jurisdictions other than the EEA and Canada where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. These jurisdictions include, without limitation, Australia, Japan, Malaysia, Poland, Brazil, Bolivia, Chile, Venezuela and Mexico. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, the Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any government or governmental authority or agency takes any action prior to the completion of the Offer that, in the sole judgment of the Purchaser, might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. There can be no assurance that a challenge to the Offer will not be made pursuant to the merger control, foreign investment or securities regimes of, or by private legal action in, one or more of the various countries where the Company or a subsidiary or affiliate conducts business or owns assets (or alternatively, if applicable, pursuant to the Merger Regulation) or by legal action brought by private parties or, if such a challenge is made, what the outcome will be. See Section 14 herein.

  Environmental. Certain federal and state environmental laws can require environmental filings or transfers or reissuances of permits in the event of a change in ownership. In particular, the proposed transaction could require environmental filings for any facilities of the Company and its subsidiaries located in Connecticut and New Jersey. These filings could trigger environmental investigations and requirements for remediation. Based upon a review of certain publicly available information concerning the Company, neither the Purchaser nor Praxair is aware of any environmental requirements that would be triggered by the Purchaser's acquisition of the Shares or the Second Step Cash Merger that would appear to be material to the business of the Company and its subsidiaries taken as a whole.

16. FEES AND EXPENSES

  Except as set forth below, neither Praxair nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  CS First Boston is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Praxair in connection with its effort to acquire the Company, for which services Praxair has agreed to pay CS First Boston aggregate fees of up to a maximum of $7.1 million (a substantial portion of which maximum fee is contingent upon the consummation of a "Transaction"). For purposes of this Section 16, a "Transaction" shall mean any acquisition of 50% or more of the voting power of the Company's outstanding voting securities whether by a tender offer or two-step acquisition, or effective control of the Company or a majority of its or its subsidiaries' assets through a merger, asset acquisition or other form of acquisition. Praxair has also agreed to reimburse CS First Boston (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify CS First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. CS First Boston has rendered various investment banking and other advisory services to Praxair and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Praxair and its affiliates.

  In the ordinary course of its business, CS First Boston engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of November 2, 1995, CS First Boston held a net long position of 10,200 Shares.

  The Purchaser and Praxair have retained Morrow & Co., Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

  Neither the Purchaser nor Praxair will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Praxair is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Praxair becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Praxair not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser and Praxair have filed with the Commission the Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 9 herein (except that such material will not be available at the regional offices of the Commission).

                                          PX ACQUISITION CORP.

November 3, 1995

                                  SCHEDULE I

         DIRECTORS AND EXECUTIVE OFFICERS OF PRAXAIR AND THE PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF PRAXAIR

  The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Praxair (1) are set forth below. All such directors and executive officers listed below are citizens of the United States except Messrs. Achaval, deBulhoes, Natarajan and vonKrannichfeldt, who are citizens of Argentina, Brazil, Singapore and Switzerland, respectively. The business address of each director or executive officer is Praxair, Inc., 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113.

            NAME, AGE AND               POSITION WITH PRAXAIR; PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                 EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
           ----------------             ----------------------------------------------
H. William Lichtenberger (59)          Director since 1992. Chairman and Chief
                                       Executive Officer of Praxair since 1992. In
                                       1986, Mr. Lichtenberger was elected a Vice-
                                       President of Union Carbide Corporation and was
                                       appointed President of the Union Carbide
                                       Chemicals and Plastics Business Group, which in
                                       1989 became Union Carbide Chemicals and Plastics
                                       Company Inc. He was elected President and Chief
                                       Operating Officer and a director of Union
                                       Carbide Corporation in 1990. He resigned as an
                                       officer and director of Union Carbide
                                       Corporation upon Praxair's spin-off in 1992. Mr.
                                       Lichtenberger is a member of the Conference
                                       Board, and The Business Roundtable and its
                                       Policy Committee. He is Chairman of United Negro
                                       College Fund's Connecticut Corporate Campaign
                                       and is on the Advisory Board of the Fairfield
                                       County Boy Scouts. Mr. Lichtenberger is also a
                                       director of Olin Corporation and Ingersoll Rand
                                       Company.

Alejandro Achaval (62)                 Director since 1992. Consultant. Mr. Achaval
                                       served as Vice Chairman and Chief Executive
                                       Officer, IPAKO Industrias Petroquimicas
                                       Argentinas S.A. between 1975 and his retirement
                                       in 1994. Mr. Achaval is Vice Chairman of the
                                       Chamber of Chemical and Petrochemical Industries
                                       in Argentina. He is also a director of I.D.E.A.
                                       Argentine Institute for Management Development
                                       and of the National Institute of Technology
                                       (INTI) and is a director and member of the
                                       Executive Committee of the U.I.A. (Argentine
                                       Board of Industry) and the Fundacion Invertir
                                       (an Argentine investment foundation). Mr.
                                       Achaval is also a director of Praxair Argentina
                                       S.A., an indirect subsidiary of Praxair, Inc.

John A. Clerico (53)                   Director since 1992. Vice President and Chief
                                       Financial Officer of Praxair since 1992. Mr.
                                       Clerico was elected Vice President and Treasurer
                                       of Union Carbide Corporation in 1986 and
                                       Principal Financial Officer in 1989. In 1988 he
                                       was also elected Treasurer of Praxair.

--------
(1) Praxair was incorporated as Union Carbide Industrial Gases Inc. In 1992, it adopted its current name in connection with its spin-off from Union Carbide Corporation. As used in this Schedule I, references to Praxair shall, where applicable, mean Union Carbide Industrial Gases Inc.

            NAME, AGE AND               POSITION WITH PRAXAIR; PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                 EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
           ----------------             ----------------------------------------------
                                       In 1990 he was elected to the position of Chief
                                       Financial Officer of Union Carbide Corporation.
                                       He resigned as an officer of Union Carbide
                                       Corporation upon Praxair's spin-off in 1992,
                                       assuming his current position. He was also the
                                       Treasurer of Praxair between 1992 and 1994. Mr.
                                       Clerico is a member of the International
                                       Treasurers' Association, the National
                                       Association of Corporate Treasurers, the
                                       Financial Executives Institute and the Multiple
                                       Sclerosis Society and is on the Board of
                                       Directors of the Danbury Chamber of Commerce.

John J. Creedon (71)                   Director since 1992. Consultant and Director of
                                       various corporations. Mr. Creedon served as
                                       President and Chief Executive Officer of
                                       Metropolitan Life Insurance Company between 1983
                                       and 1989 and as Chairman of its Executive
                                       Committee from 1989 to 1991. Mr. Creedon is a
                                       trustee of New York University and New York
                                       University Law Center Foundation. He is also a
                                       director or trustee of a number of other
                                       nonprofit organizations. Mr. Creedon is also a
                                       director of Banco Santander, Corporate Partners,
                                       Melville Corporation, Metropolitan Life
                                       Insurance Company, NYNEX Corporation, Rockwell
                                       International Corporation, Sonat Inc. and Union
                                       Carbide Corporation.

C. Fred Fetterolf (67)                 Director since 1992. Director of various
                                       corporations. Mr. Fetterolf served as Director
                                       and President of Aluminum Company of America
                                       between 1983 and 1991, adding the title of Chief
                                       Operating Officer in 1985. Mr. Fetterolf is a
                                       trustee of Eastern College and Carnegie Mellon
                                       University, a director of WQED and a director of
                                       numerous community organizations. Mr. Fetterolf
                                       is also a director of Allegheny Ludlum
                                       Corporation, Mellon Bank Corporation, Mellon
                                       Bank, N.A., Quaker State Corporation, Union
                                       Carbide Corporation and Urethane Technologies,
                                       Inc.

Dale F. Frey (63)                      Director since 1993. Chairman and President,
                                       General Electric Investment Corporation since
                                       1984. Vice President, General Electric Company
                                       since 1980. Mr. Frey served as Vice President,
                                       Corporate Investments and as Treasurer of
                                       General Electric Company from 1986 through 1993.
                                       Mr. Frey is Chairman of the Damon Runyon-Walter
                                       Winchell Cancer Research Fund and a trustee of
                                       Franklin & Marshall College. He is also a member
                                       of the Warburg Pincus Advisory Committee, and
                                       the Investment Advisory Committee of the New
                                       York State Common Retirement Fund. Mr. Frey is
                                       also a director of Doubletrees Hotel
                                       Corporation, General Electric Financial
                                       Services, Inc., Kingsway Managers Holdings
                                       Limited and USF&G Corporation.

            NAME, AGE AND               POSITION WITH PRAXAIR; PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                 EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
           ----------------             ----------------------------------------------
Claire W. Gargalli (52)                Director since 1992. Vice Chairman, Diversified
                                       Search Companies since 1990. Ms. Gargalli served
                                       as Director, President and Chief Operating
                                       Officer of Equimark Corporation between 1987 and
                                       1990. During that period she also served as
                                       Chairman and Chief Executive Officer of Equibank
                                       and as Chairman of Liberty Savings Bank. Ms.
                                       Gargalli is a trustee of Carnegie Mellon
                                       University, Middlebury College, Medical College
                                       of Pennsylvania and Medical College Hospitals.
                                       Ms. Gargalli is also a director of Western Atlas
                                       Inc.

Edgar G. Hotard (52)                   Director since 1992. President of Praxair since
                                       1990. Mr. Hotard served as Vice President and
                                       General Manager for Bulk Industrial Gases of
                                       Praxair between 1985 and 1990. Mr. Hotard was
                                       elected a Vice President of Union Carbide
                                       Corporation in 1990. He resigned as an officer
                                       of Union Carbide Corporation upon Praxair's
                                       spin-off in 1992. Mr. Hotard is past Chairman of
                                       the Board of the International Oxygen
                                       Manufacturers' Association and past Chairman of
                                       the Compressed Gas Association. He is a director
                                       of the U.S./China Business Council and a member
                                       of the Dean's Advisory Council of the University
                                       of New York at Buffalo. Mr. Hotard is also a
                                       director of Aquarion Company and Iwatani
                                       Industrial Gases (Osaka, Japan).

Ronald L. Kuehn, Jr. (60)              Director since 1992. Chairman, President and
                                       Chief Executive Officer of Sonat Inc. since
                                       1986. Mr. Kuehn is a trustee of Tuskegee
                                       University, Birmingham-Southern College and the
                                       Southern Research Institute. He is on the
                                       Advisory Board of Cumberland School of Law and a
                                       member of the University of Alabama at
                                       Birmingham President's Council. He is also a
                                       director of the Interstate Natural Gas
                                       Association of America and a director of the Gas
                                       Research Institute. Mr. Kuehn is active in
                                       numerous community and charitable organizations.
                                       Mr. Kuehn is also a director of AmSouth
                                       Bancorporation, Protective Life Corporation,
                                       Sonat Offshore Drilling Inc., Southern Natural
                                       Gas Company and Union Carbide Corporation.

Benjamin F. Payton (62)                Director since 1992. President, Tuskegee
                                       University since 1981. Dr. Payton is on the
                                       Visiting Committee of Harvard University and the
                                       Board of Visitors of Air University. He is also
                                       a director of the Alabama Shakespeare Festival,
                                       the United Negro College Fund, the Southern
                                       Regional Council and National Action Council for
                                       Minority Engineers. Dr. Payton is active in
                                       numerous other educational and community
                                       organizations. Dr. Payton is also a director of
                                       AmSouth Bancorporation, AmSouth Bank, ITT
                                       Corporation, ITT Sheraton Corporation, Liberty
                                       Corporation, Morrisons Restaurants Inc. and
                                       Sonat Inc.

            NAME, AGE AND               POSITION WITH PRAXAIR; PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                 EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
           ----------------             ----------------------------------------------
G. Jackson Ratcliffe, Jr. (59)         Director since 1992. Chairman, President and
                                       Chief Executive Officer of Hubbell Incorporated
                                       since 1987. Mr. Ratcliffe is on the Board of
                                       Governors of the National Electrical
                                       Manufacturers Association (NEMA), a trustee of
                                       the Manufacturers' Alliance for Productivity and
                                       Innovation, Inc. (MAPI) and a member of the
                                       Listed Company Advisory Committee of the New
                                       York Stock Exchange. Mr. Ratcliffe is also a
                                       director of Aquarion Company and Olin
                                       Corporation.

H. Mitchell Watson, Jr. (58)           Director since 1992. President, Sigma Group of
                                       America since 1992. Mr. Watson served as Vice
                                       President, Marketing and Service for IBM
                                       Corporation between 1985 and 1989. In 1989, he
                                       was elected President and Chief Executive
                                       Officer of ROLM Company, a position he held
                                       until 1992. Mr. Watson is President and Chairman
                                       of the Executive Committee of Helen Keller
                                       International. He is also a trustee of the
                                       Interdenominational Theological Center, a member
                                       of the Development Council of the University of
                                       Tennessee and a former President of the North
                                       Carolina Symphony. Mr. Watson is also a director
                                       of Plasti-Line, Inc. and Roadway Services Inc.

Leonard M. Baker (61)                  Vice President, Technology, of Praxair. Mr.
                                       Baker served as Vice President, Technology of
                                       Union Carbide Corporation between 1986 and 1992.
                                       Mr. Baker assumed his current position in 1992.

Paul J. Bilek (48)                     Vice President, North American Merchant Gases,
                                       of Praxair. Mr. Bilek served as Business
                                       Director for Bulk Industrial Gases of Praxair
                                       between 1988 and 1992. He served as President of
                                       Praxair Canada, Inc. between 1992 and 1993 and
                                       as President of Praxair Surface Technologies,
                                       Inc. between 1993 and 1995.

David H. Chaifetz (52)                 Vice President, General Counsel and Secretary of
                                       Praxair. Mr. Chaifetz joined the Union Carbide
                                       Corporation Law Department in 1975. In 1985, he
                                       was appointed Assistant General Counsel of Union
                                       Carbide Corporation. In 1986, he became Group
                                       General Counsel, Industrial Gases/Carbon
                                       Products and, in 1989, he was appointed General
                                       Counsel of Praxair. Mr. Chaifetz assumed his
                                       current position in 1992.

Felix deBulhoes (55)                   Vice President of Praxair since 1993. Mr
                                       deBulhoes is also Chairman and President of S.A.
                                       White Martins, a Praxair-affiliated company. He
                                       has held that position since 1988.

Michael E. DeDomenico (48)             Vice President, Europe, of Praxair. Mr
                                       DeDomenico served as Director, Sales and
                                       Commercial Development of Praxair between 1990
                                       and 1993 and as President of Praxair Canada Inc.
                                       in 1993. He assumed his current position in
                                       1993.

Jesus E. Gonzalez (54)                 Vice President, North American On-Site Gases, of
                                       Praxair. Mr. Gonzalez served as Business
                                       Director, North American On-Site Gases, of
                                       Praxair between 1990 and 1994. He assumed his
                                       current position in 1994.

Barbara R. Harris (48)                 Vice President, Human Resources, of Praxair. Ms.
                                       Harris assumed her current position in 1994 when
                                       she joined Praxair. Ms. Harris served as Vice
                                       President, Human Resources of Applied Power Inc.
                                       between 1990 and 1994. She has had senior human
                                       resources responsibilities at Okidata America
                                       Inc. between 1987 and 1990 and at General
                                       Electric Company between 1970 and 1987.

Ramasami Natarajan (62)                Vice President, Asia, of Praxair. Mr. Natarajan
                                       served as Vice President, Asia, of Union Carbide
                                       Corporation between 1989 and 1995.

Jose R. Rivero (50)                    Vice President, North American Packaged Gases,
                                       of Praxair, and President, Praxair Canada, Inc.
                                       Mr. Rivero served as General Manager, Packaged
                                       Gases of Praxair between 1990 and 1992. He
                                       served as Vice-President, Specialty Products,
                                       Packaged Gases and Latin America Business
                                       Development of Praxair between 1992 and 1993.
                                       Mr. Rivero assumed his current positions in
                                       1993.

J. Robert Vipond (49)                  Vice President and Controller of Praxair. Mr
                                       Vipond assumed his current position in 1994 when
                                       he joined Praxair. Mr. Vipond served as Chief
                                       Financial Officer of the Corporate Finance Group
                                       of GE Capital, a wholly owned subsidiary of
                                       General Electric Company, between 1990 and 1994.
                                       He was Manager, Financial Planning and
                                       Compliance of GE Aerospace between 1988 and 1990
                                       and Manager, Finance of RCA Aerospace and
                                       Defense between 1986 and 1988.

Thomas W. von Krannichfeldt (45)       Vice President of Praxair and President of
                                       Praxair Surface Technologies, Inc. Mr. von
                                       Krannichfeldt served as President of Praxair
                                       Puerto Rico, Inc. between 1989 and 1993 and as
                                       President of Linde de Mexico S.A. de C.V.
                                       between 1993 and 1995.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

  The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is PX Acquisition Corp., in care of Praxair, Inc., 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113. All such directors and executive officers listed below are citizens of the United States.

            NAME, AGE AND              POSITION WITH THE PURCHASER; PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                   EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
           ----------------            ----------------------------------------------------
David H. Chaifetz (52)                   Director and President--Secretary of the
                                         Purchaser. See description above.

John A. Clerico (53)                     Director and Vice President--Treasurer of the
                                         Purchaser. See description above.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each holder of Shares or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                             THE BANK OF NEW YORK

        By Mail:            Facsimile Transmission:     By Hand or Overnight
                                 (for Eligible                Courier:
                              Institutions Only)
                                (212) 815-6213

   Tender and Exchange                                   Tender and Exchange
       Department                                      Department 101 Barclay
     P.O. Box 11248                                      Street Receive and
  Church Street Station                               Deliver Window New York,
 New York, NY 10286-1248                                      NY 10286

                          For Information Telephone:
                                (800) 507-9357

                               ----------------

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                         909 Third Avenue, 20th Floor
                           New York, New York 10022
                                (212) 754-8000
                           Toll Free (800) 566-9061

                    Banks and Brokerage Firms please call:
                                (800) 662-5200

                     The Dealer Manager for the Offer is:

                                CS FIRST BOSTON

                               Park Avenue Plaza
                              55 East 52nd Street
                           New York, New York 10055
                                (800) 227-4117